Exhibit 99

FOR RELEASE 9 a.m. (ET)

October 13, 2010

American Electric Technologies and Wiscom Systems Announce

China Renewable Power System Joint Venture

Companies to focus on Chinese wind and solar markets

Los Angeles, Calif. and Nanjing, China (October 13, 2010) — At the Solar Power International Conference today in Los Angeles, American Electric Technologies, Inc. (NASDAQ: AETI) the premium provider of power delivery solutions for the traditional and renewable energy industries, and Wiscom Systems Company, Ltd. (Shenzen Stock Exchange: WISCOM, code 002090) of Nanjing, China, announced the signing of a memorandum of understanding to form a joint venture in China to develop and market power converters and inverters for the Chinese wind and solar markets.

The newly announced joint venture will focus on leveraging AETI’s utility-scale solar inverter and wind converter technologies to create power conversion products specifically for the Chinese utility market. Based in Nanjing, the joint venture will also manufacture, market and sell the products to Chinese utilities expanding their renewable generating capacity.

According to a recent report titled: 21st Century Business Herald, the head of China’s National Energy Administration said China may spend as much as $748 billion in alterative energy through the year 2020. In addition, Photovoltaic (PV) solar power in China is expected to grow from 2,000 MW in 2011 to 20,000 MW deployed by 2020, while wind in the same period in China is expected to grow from 35,000 MW to 150,000 MW.

Wiscom Systems is a leading Chinese provider of utility control systems for the power generation and distribution substation industries. With 40 percent of the power generation control system market share and top-five market share in China for distribution substation control systems, Wiscom is now building their presence in renewable power applications.

“American Electric Technologies is a recognized leader in utility-scale power conversion technologies” said Mr. Ning Ge, President and Chairman of Wiscom Systems. “We look forward to working with AETI to bring this high efficiency and high reliability wind and solar technology to our utility customers in China as we move into renewable power generation.”

Wiscom has been leveraging their traditional utility market share to build new business with multiple wind farms and solar farms in China. The new joint venture with AETI is part of Wiscom’s strategy to deepen their market penetration by offering renewable energy engineering, procurement, and construction (EPC) services to their customers in China and internationally.

“This new joint venture with Wiscom is a continuation of AETI’s strategy to take AETI’s industry leading power systems technology globally through joint ventures in emerging markets” said Charles Dauber, AETI’s chief executive officer. “With its leading market position with power producers and utilities in China, Wiscom is the ideal partner for our second joint venture in China.”

Similar to AETI’s other international joint ventures, AETI will have a 40 percent interest in the joint venture, while Wiscom will hold 60 percent. The primary focus will be China, but also includes provisions for other international markets.

The memorandum of understanding and contract will be finalized once it is approved by the boards of both companies and the appropriate Chinese officials. Joint venture operations are expected to commence in Q1 2011.

American Electric Technologies, Inc. (NASDAQ: AETI) is the premium supplier of custom-designed power delivery solutions to the traditional and renewable energy industries. AETI offers M&I Electric™ power distribution and control products, electrical services, and E&I construction services, as well as American Access Technologies zone enclosures, and Omega Metals custom fabrication services. South Coast Electric Systems L.L.C., a subsidiary, services Gulf Coast marine and vessel customers.

AETI is headquartered in Houston and has global sales, support and manufacturing operations in Beaumont, Texas, Keystone Heights, Fla. and Bay St. Louis, Miss. In addition, AETI has minority interests in three joint ventures which have facilities located in Xian, China, Macae, Brazil and Singapore. AETI’s SEC filings, news and product/service information are available at www.aeti.com.

Wiscom Systems (Shenzen Stock Exchange: 002090). Founded in 1996 in Nanjing by professors from Nanjing University of Science and Technology, Wiscom Systems Company, Ltd. is a leading provider of utility control systems for the Chinese power generation and power distribution industries. Wiscom’s solutions include Electrical Control and Management (ECMS) solutions for the power generation operations and protection, control and management of power grid/distribution substations. Wiscom also is a leader in digital substation automation solutions. Wiscom is recognized as a leader in the market with over 30 patents and 100 software copyrights. Wiscom became a publicly listed company on the Shenzen Stock Exchange in 2006 and employs more than 500 people in Nanjing and around China. More information about Wiscom is available at http://www.wiscom.com.cn/.

Forward Looking Statements

Except for the historical and present factual information contained herein, the matters set forth in this document, including statements regarding the anticipated joint venture with Wiscom Systems are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. There are many risks, uncertainties and other factors that can prevent the achievement of our goals or cause results to differ from those expressed or implied by these forward-looking statements including, without limitation, receipt of required governmental approvals, entering into a formal joint venture agreement, the risks inherent in doing business outside of the U.S. such as political, social and economic instability, currency fluctuations and conversion restrictions. These and other risks which may impact management’s expectations are described in greater detail in filings made by the Company with the Securities and Exchange Commission. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future events make it clear that any of the anticipated results expressed or implied herein will not be realized.

Media Contacts:

Ward Creative Communications for

American Electric Technologies, Inc.

713-869-0707

Shanta Mauney, smauney@wardcc.com

OR

Deborah Buks, dbuks@wardcc.com

Investor Contacts:

American Electric Technologies, Inc.

Frank Pierce, 713-644-8182

investorrelations@aeti.com